                                               Filed pursuant to Rule 424(b)(3)
                                         File Number 333-57180 and 333-57180-01

PROSPECTUS SUPPLEMENT NO. 12

                                $3,035,000,000

                         Tyco International Group S.A.

                  Zero Coupon Convertible Debentures Due 2021

                    Fully and Unconditionally Guaranteed by
                     and Convertible into Common Shares of

                            Tyco International Ltd.

   This prospectus supplement supplements the prospectus dated April 2, 2001 of Tyco International Group S.A. and Tyco International Ltd., as supplemented April 13, 2001, April 27, 2001, May 14, 2001, May 21, 2001, June 5, 2001, June
19, 2001, July 5, 2001, July 26, 2001, August 16, 2001, October 9, 2001 and
November 9, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $3,035,000,000 aggregate principal amount at maturity of the debentures and the common shares issuable upon conversion, and/or purchase by us, of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

   The table in the "Selling Securityholders" section on page 36 of the prospectus is hereby further supplemented by the addition of the following information regarding selling securityholders, which information includes amounts that are in addition to, and that, in some cases, may be in substitution for, amounts listed for the same or other selling securityholders in the prospectus and in prior supplements.

   The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                      Aggregate
                                   Principal Amount                                   Percentage of
                                    at Maturity of  Percentage of   Number of Tyco     Tyco Common
                                   Debentures That   Debentures      Common Shares        Shares
Name                                 May be Sold     Outstanding  That May be Sold(1) Outstanding(2)
----                               ---------------- ------------- ------------------- --------------
CitiCorp Life Insurance Company...    $   55,000          *                478              *
The Travelers Life and Annuity
 Company..........................       135,000          *              1,173              *
The Travelers Insurance Company
 Separate Account TLAC............       123,000          *              1,069              *
Primerica Life Insurance Company..       995,000          *              8,648              *
The Travelers Indemnity Company...     3,749,000          *             32,584              *
Premier Insurance Company of
 Massachusetts....................       141,000          *              1,225              *
First Trenton Indemnity Company...       147,000          *              1,277              *
The Travelers Insurance
 Company--Life....................     1,755,000          *             15,253              *
Travelers Series Trust Convertible
 Bond Portfolio...................       700,000          *              6,084              *
Managed Assets Trust..............       700,000          *              6,084              *

--------
 * Less than one percent (1%).

(1)Assumes conversion of all of the holder's debentures at a conversion rate of
   8.6916 Tyco common shares per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment, however, as described under "Description of the Debentures--Conversion Rights--Conversion Rate and Delivery of Tyco Common Shares." As a result, the number of Tyco common shares issuable upon conversion of the debentures may increase or decrease in the future. Does not include Tyco common shares that may be issued by us upon purchase of debentures by us at the option of the holder.

(2)Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,937,008,609 Tyco common shares outstanding as of September 7, 2001. The number of Tyco common shares outstanding as of September 7, 2001 includes 4,269,696 shares issuable upon exchange of exchangeable shares of CIT Exchangeco Inc., a wholly-owned subsidiary of Tyco. In calculating this amount for each holder, we treated as outstanding the number of Tyco common shares issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures. Does not include Tyco common shares that may be issued by us upon purchase of debentures by us at the option of the holder.

   INVESTING IN THE DEBENTURES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS RELATING TO THE DEBENTURES" SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

   Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is December 27, 2001.